Exhibit 99.1

FOXHOLLOW TECHNOLOGIES REPORTS THIRD QUARTER YEAR-OVER-

YEAR REVENUE INCREASE OF 212 PERCENT

COMPANY PROVIDES 2006 REVENUE GUIDANCE OF $230-$250 MILLION

REDWOOD CITY, CA—October 26, 2005—FoxHollow Technologies, Inc. (FOXH), which manufactures and markets the SilverHawk™ Plaque Excision System—a minimally invasive device for the treatment of peripheral artery disease (PAD)—today reported results for the third quarter and first nine months of fiscal 2005.

Revenue for the quarter ended September 30, 2005, was $36.1 million, a 26 percent increase over revenue of $28.7 million in the second quarter of 2005 and a 212 percent increase over revenue of $11.6 million in the third quarter a year ago.

The company reported a gross margin of 73 percent versus 69 percent in the prior quarter and 40 percent in the third quarter of 2004. Net loss for the quarter was $1.5 million, or $0.06 per share, compared with a net loss of $3.4 million, or $0.15 per share, in the second quarter of 2005 and a net loss of $7.4 million, or $6.83 per share, in the third quarter of 2004. Included in these results are non-cash stock-based compensation expenses of $2.2 million in the third quarter of 2005, $1.9 million in the second quarter of 2005 and $1.8 million in the third quarter of 2004. Net income excluding stock-based compensation expense was $709,000, or $0.03 per share, in the third quarter of 2005.

Net income excluding stock-based compensation expense is a non-GAAP financial measure. This measure provides an indication of FoxHollow’s performance before certain charges that are considered by management to be outside of the company’s core operating results. In addition, net income excluding stock-based compensation expense is among the primary indicators FoxHollow’s management uses as a basis for planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with generally accepted accounting principles.

For the nine months ended September 30, 2005, FoxHollow reported revenues of $86.3 million versus revenues of $23.9 million in the first nine months of 2004. The net loss in the first nine months of 2005 was $11.5 million compared with a net loss of $22.4 million in the first nine months of 2004.

“Our third quarter results demonstrate that the SilverHawk is gaining increasing recognition as a highly effective therapy for patients suffering from PAD. It is a treatment regimen that mitigates the need for major surgery or amputation and restores patients’ mobility and quality of life,” said Robert W. Thomas, president and chief executive officer of FoxHollow. “In addition, our ability to realize strong gross margin growth and accelerated improvement to the bottom line reflects the value of programs we have put in place to increase our sales force productivity and enhance operating and manufacturing efficiencies. We continue to manage our growth effectively as we experience a significant increase in revenues,” he added.

“In addition to FoxHollow’s strong financial performance for the quarter, we realized a number of other significant accomplishments as the company completed its first year as a public company,” he continued.

Last month, FoxHollow and Merck & Co., Inc., announced the formation of a novel pharmacogenomics collaboration that will focus on the analysis of atherosclerotic plaque removed from patient arteries by the SilverHawk as a means of identifying new biomarkers for use in drug development. The agreement is designed to accelerate drug development programs and the creation of drugs that are targeted to a patient’s specific cardiovascular profile.

As a result of the agreement, which is renewable by Merck for up to three years, Merck has made an initial cash payment of $9 million to FoxHollow. The agreement could generate up to an additional $31 million in cash payments if the agreement is extended or if Merck obtains exclusive rights and licenses to the intellectual property developed during the collaboration. FoxHollow is also eligible to receive milestone payments and royalties on any sales of products incorporating such intellectual property.

Mr. Thomas also noted that data presented at the recent Transcatheter Cardiovascular Therapeutics (TCT) meeting continued to demonstrate the benefits of the SilverHawk. “This data involved 12-month follow-up on 335 patients, the largest group of patients followed to date, and the treatment of 658 total lesions. The data presented showed freedom from target lesion revascularization in 79 percent of the patients, which is consistent with data that has been presented in prior studies.”

During the quarter, the company also announced the completion of a consolidation and significant expansion of its manufacturing facility. The company now operates in a 60,000 square foot building and has a production capacity of 25,000 units per quarter versus 15,000 units per quarter in its prior facility.

Guidance for the Fourth Quarter of 2005 and Fiscal Year 2006.

For the fourth quarter of 2005, FoxHollow expects revenue in the range of $40-$42 million, and a net loss is expected be in the range of $0.7-$1.2 million, or $0.03-$0.05 per share. Net income excluding stock-based compensation expense is expected to be in the range of $0.9-$1.4 million, or $0.04-$0.06 per share. This brings guidance for full year 2005 revenues to $126-$128 million, versus prior guidance of $120-$125 million. Net loss for all of 2005 is expected to be in the range of $12.2-$12.7 million. The net loss excluding stock-based compensation expense for the full year 2005 is expected to be in the range of $4.2-$4.7 million. This compares with prior guidance for a loss of $5.5-$7.0 million.

For 2006, FoxHollow expects revenues to be in the range of $230-$250 million. Net income is expected to be in the range of $5-$15 million, or $0.18-$0.54 per diluted share. This includes an estimated $20-$25 million of stock-based compensation expense. Net income excluding stock-based compensation expense is expected be in the range of $30-$35 million, or $1.07-$1.25 per diluted share.

Stock-based compensation expense will vary significantly depending on the price of the company’s stock and future stock grant practices, as well as other factors.

Conference Call

The company will hold a conference call today at 2 p.m., Pacific Daylight Time (5 p.m. Eastern Daylight Time). The teleconference call can be accessed via the investor relations section of the company’s website at http://www.foxhollowtech.com, or by calling 888-889-5602 (domestic), or 973-582-2734 (international). Please dial in or access the website 10-15 minutes prior to the beginning of the call. A replay of the conference call will be available two hours after the conference call concludes through 12 a.m. Eastern Standard Time, November 9, 2005, by dialing 877-519-4471, or 973-341-3080, passcode 6605310. An online archive of the webcast will be available for at least two months by accessing the investor relations section of the company’s website at http://www.foxhollowtech.com.

About FoxHollow Technologies, Inc.

FoxHollow Technologies, Inc., develops and markets minimally invasive plaque excision devices for the treatment of peripheral artery disease (PAD). An estimated 12 million people in the U.S. are thought to suffer from PAD, with 2.5 million patients currently diagnosed. PAD results from plaque that accumulates in the arteries and blocks blood flow in the legs. These blockages can result in severe pain for patients and very limited physical mobility. The company’s SilverHawk System is a minimally invasive method of removing the obstructive plaque and restoring blood flow to the legs and feet. For more information, please visit our website at www.foxhollowtech.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding FoxHollow’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements concerning expected revenue from the collaboration with Merck and guidance provided for the fourth quarter 2005 and for the full year 2006, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause FoxHollow’s actual results to differ materially from the statements contained herein. FoxHollow’s third quarter 2005 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on FoxHollow’s business and financial results are detailed in its filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on July 29, 2005. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. FoxHollow undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contacts:

Matt Ferguson

Chief Financial Officer

650-421-8501

Duke Rohlen

Investor Relations

650-421-8449

investorrelations@foxhollowtech.com

Leslie Trigg

Media Relations

650-421-8539

ltrigg@foxhollowtech.com

FOXHOLLOW TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

(unaudited)

	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$27,201	$27,506
Short-term investments	35,257	42,887
Accounts receivable, net	18,349	7,666
Inventories	14,605	7,619
Prepaid expenses and other current assets	2,202	1,091

Total current assets	97,614	86,769

Property and equipment, net	7,983	3,506
Other assets	564	561

Total assets	$106,161	$90,836

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,936	$3,757
Accrued liabilities	10,925	5,406
Deferred revenue	8,569	—

Total liabilities	27,430	9,163

Stockholders’ equity:
Common stock	23	22
Additional paid-in capital	174,071	169,389
Deferred stock-based compensation	(10,308)	(14,202)
Other comprehensive loss	(109)	(41)
Accumulated deficit	(84,946)	(73,495)

Total stockholders’ equity	78,731	81,673

Total liabilities and stockholders’ equity	$106,161	$90,836

FOXHOLLOW TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net revenue	$36,076	$11,581	$86,278	$23,853
Cost of revenue (1)	9,821	6,977	27,575	17,134

Gross profit	26,255	4,604	58,703	6,719

Operating expenses:
Research and development (1)	2,759	1,539	7,681	4,502
Selling, general and administrative (1)	25,419	10,547	63,811	24,754

Total operating expenses	28,178	12,086	71,492	29,256

Loss from operations	(1,923)	(7,482)	(12,789)	(22,537)
Interest and other income	463	61	1,366	117
Interest and other expense	(26)	—	(28)	(2)

Net loss	(1,486)	(7,421)	(11,451)	(22,422)

Dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	(15,977)

Net loss attributable to common stockholders	$(1,486)	$(7,421)	$(11,451)	$(38,399)

Net loss per common share:
Basic and diluted	$(0.06)	$(6.83)	$(0.50)	$(46.04)

Weighted-average number of shares used in per common share calculations:
Basic and diluted	23,189	1,087	22,748	834

(1) Includes the following stock-based compensation charges:
Cost of revenue	$126	$209	$425	$347
Research and development	197	120	924	293
Selling, general and administrative	1,872	1,460	4,488	3,377

	$2,195	$1,789	$5,837	$4,017